Pyxis Oncology Acquisition of Apexigen Nasdaq: PYXS  May 24, 2023 Exhibit 99.1

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These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond our control and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. The words “ may,” “would,” “expects,” “plans,” “target,” “believes,” “estimates,” ”potential,” “probable,” “opportunity,” “future,” “promising,” “likely” or “continue” or the negative of these terms or other similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words. The forward looking statements in this presentation are only predictions and represent our views as of the date of this presentation. Although we believe the expectations reflected in such forward looking statements are reasonable, we cannot guarantee that the future results, advancements, discoveries, levels of activity, performance or events and circumstances reflected in the forward looking statements will be achieved or occur. Except as set forth in the definitive merger agreement or in any proxy solicitation materials, Pyxis Oncology makes no representations or warranties regarding the proposed transaction discussed in this presentation. The forward looking statements are subject to a number of risks, uncertainties and assumptions including, but not limited to, the outcome of any legal proceedings that may be instituted against us or Apexigen following the announcement of the proposed transaction, the inability to complete the proposed transaction due to failure to obtain approval of Apexigen’s shareholders, delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regular reviews required to complete the proposed transaction, the inability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition or the ability of the combined company to grow and successfully execute on its business plan, costs related to the proposed transaction, changes in the applicable laws or regulations, the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, which are more fully described in Pyxis Oncology’s periodic and other reports filed with the Securities and Exchange Commission (SEC). 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No Offer or Solicitation This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act. Important Additional Information Will Be Filed with the SEC In connection with the proposed transaction between Apexigen and Pyxis Oncology, Pyxis Oncology intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of Apexigen and that also constitutes a prospectus of Pyxis Oncology. Each of Apexigen and Pyxis Oncology may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that Apexigen or Pyxis Oncology may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to stockholders of Apexigen. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement and proxy statement/prospectus (if and when available) and other documents containing important information about Apexigen, Pyxis Oncology and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Apexigen will be available free of charge on Apexigen’s website at https://ir.apexigen.com/ or by contacting Apexigen’s Investor Relations department by email at IR@apexigen.com. Copies of the documents filed with the SEC by Pyxis Oncology will be available free of charge on Pyxis Oncology’s website at https://ir.pyxisoncology.com/ or by contacting Pyxis Oncology’s Investor Relations department by email at ir@pyxisoncology.com. Participants in the Solicitation Apexigen, Pyxis Oncology, their respective directors and certain of their executive officers and other employees may be deemed to be participants in the solicitation of proxies from Apexigen’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Apexigen’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of Apexigen, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Apexigen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 22, 2023. Information about the directors and executive officers of Pyxis Oncology, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Pyxis Oncology’s proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 28, 2023. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Apexigen or Pyxis Oncology using the sources indicated above. Forward-Looking Statements

Transaction Equips Pyxis Oncology with Promising Clinical Asset and Antibody Discovery Platform mPFS: median progression free survival DDLPS: dedifferentiated liposarcoma LPS: liposarcoma ASCO: American Society of Clinical Oncology FACT: flexible antibody conjugation technology PFS: progression free survival ADC: antibody-drug conjugate Commercially and clinically validated APXiMAB antibody discovery platform provides backbone to FACT platform for ADC creation Sotigalimab is a potential best-in-class CD40 agonist Licensing income/revenue stream from 5 licensed antibodies, one approved in 2019 and marketed by Novartis Cash runway remains into 1H 2025 PYXS executive team to lead combined entity PYX-201 and PYX-106 programs remain on track Updated duration of response/PFS data for sotigalimab in DDLPS anticipated at ASCO Potential to significantly improve median progression-free survival (mPFS) in patients with LPS

Transaction Details

Overview

- Definitive merger agreement wherein Pyxis Oncology will acquire Apexigen in an all-stock transaction
- For each share of Apexigen, Pyxis Oncology will issue 0.1725 shares of common stock at a fixed exchange ratio
  - Total of 4.4 million PYXS shares expected to be issued
- Pyxis Oncology shareholders to own approximately 90% of the combined company / Apexigen shareholders to own approximately 10%
- Implied valuation of $0.64 per Apexigen share for total consideration of approximately $16 million
- Pyxis Oncology executive team to lead the combined company

Financial Impact to Pyxis Oncology

- Cash runway anticipated to remain into 1H 2025 upon closing
- Royalty streams from 5 out-licensed APXiMAB assets

Conditions & Timing

- Closing subject to customary conditions, including the approval by a majority of Apexigen outstanding common shares
- Closing anticipated mid-2023

PYXIS ONCOLOGY

Note: As of May 10, 2023, the outstanding number of shares of common stock of Pyxis Oncology was 38,245,287.

3

Complementary APXiMAB and FACT Platforms Accelerate Efficient Development of Next Generations ADCs FACT Conjugation Chemistry Site specific conjugation enables more consistent drug antibody ratio (DAR) Improved plasma stability, limiting payload release in circulation FACT Optimized Payload Next-generation AUR-0101 payload with enhanced bystander activity Potentially increased potency and improved permeability across cell membrane Addition of humanized antibody capability enables end-to-end ADC development in-house  FACT Linker Library Expanded library of linkers with high stability in circulation Enable selective release at target side via enzymatic cleavage APXiMAB Targeting Antibody Platform Enables generation of novel antibodies against a library of targets with high affinity and unique binding epitopes

APXiMAB Platform Facilitates In-House Development of Antibodies to Support Novel ADC Generation via FACT Platform

Patient treated with sotigalimab achieved a durable partial response and resolution of all lesions when treated with sotigalimab-nivolumab After surgery and radiation, a 54-year-old patient received ipilimumab-nivolumab but discontinued ipilimumab after 3 cycles because of poor tolerability 10 months later, the patient developed rapid disease progression in multiple sites while on nivolumab alone Patient had highly progressed, metastatic disease with poor prognosis and limited effective treatment options remaining with discussions about hospice as next step Compelling CASE STUDY Patient enrolled in Phase 2 trial and dosed with sotigalimab 0.3 mg/kg and nivolumab 360mg IV Q3W   Q3W: dosed once every 3 weeks

Patient Achieved a Durable Partial Response (PR) and Resolution of All Lesions on Sotigalimab-nivolumab, a Combination that Was Well Tolerated  2 months Baseline Sotigalimab-Nivo Strong activity: patient responded only 2 months after starting sotigalimab-nivolumab (3 cycles of treatment) Good tolerability: patient completed ~11 months (15 cycles) of therapy Lasting durability: patient maintained a PR for 25+ months on study after treatment concluded At 45.9+ months, the patient maintained their response, as observed by the PI Reduced/ resolved lesions Metastatic liver lesions Mesenteric lesion PI: principal investigator

CD40 Activation Triggers Immune Responses from Both the Innate and Adaptive Arms of the Immune System to Potentially Optimize Anti-tumor Activity Activation leads to the conversion of a “cold” TME to a “hot” TME and could potentially  enhance the efficacy of ICIs CD40 Cascade Why Activate CD40? Multiple paths to induce tumor cell death Innate response (e.g., macrophages)  Adaptive response (T-cell responses) Antigen-presenting cells (APCs) support priming and activation of T-cells, creating a pro-inflammatory tumor microenvironment (TME) Activates dendritic cells, the most important antigen-presenting cells (APC) Induces IL-12 to activate naïve T-cells ICI: immune checkpoint inhibitor

Sotigalimab is Unlike Any Other CD40 Agonist in Development Because of Its Novel Design that Aims to Optimize Potency and Improve Tolerability Unique binding site to enhance immune response Sotigalimab mimics physiologic CD40 activation by binding to the same region as its natural ligand Potently induces IL-12 to activate naïve T-cells more effectively than others in class Modified Fc region boosts potency and improves tolerability  Modified Fc region maximizes activity through receptor clustering Fc region engineered to eliminate antibody-dependent cellular cytotoxicity (ADCC) on APC Fab: Binding site region Fc: Immune System Modulator Region 2 key modifications enable sotigalimab to elicit a robust anti-tumor response with an acceptable tolerability profile 1 2 1 2

Sotigalimab-Nivolumab Demonstrates Activity and Prolonged Responses in PD-1 Blockade Refractory Melanoma Patients in Phase 2 Trial

Duration of Response with Sotigalimab+Nivolumab in Patients who Progressed on Prior PD-1/PD-L1 Blockade Therapy


18 PDs (55%)
10 SDs (30%)
SD DoR (months):
Up to 14+
5 PRs (15%)
PR DoR (months):
4.2+ | 11+ | 13.3+ | 18.7 | 24.7+
Change in Tumor Size (%)
Time from Baseline Assessment (Months)
100
80
60
40
20
0
-20
-40
-60
-80
-100
0
2
4
6
8
10
12
14
16
18
20
22
24
26
28
30

Background

- Patients (n=33) with relapsed/refractory metastatic melanoma with confirmed PD on anti-PD-1 mAb
- 24% received prior anti-CTLA-4

Results Summary

- **Strong activity:** 15.2% achieved partial responses (PR) and 30.3% showed stable disease (SD)
- **Well tolerated**
  - Grade ≥3 related TEAEs reported in two patients: transient increases of alanine aminotransferase (2 patients) and aspartate aminotransferase (2 patients)
- **Rapid, deep and durable responses**
  - SD up to 14+ months
  - 4/5 patients had ongoing PRs; median duration of response (DoR) not reached

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Results Demonstrate Favorable Tolerability Profile of Sotigalimab

Number (%) of subjects with related grade ≥3 TEAEs (in ≥2 subjects)

Study APX005M-002	Phase 1b			Phase 2 (0.3 mg/kg)				
					Melanoma Patient Cohort			
Related[a] Grade ≥3 TEAE Preferred Term	DL1 (0.03 mg/kg) (N=3)	DL2 (0.1 mg/kg) (N=3)	DL3[b] (0.3 mg/kg) (N=3)	C1[b] (N=53)	C2[b] (N=38)	C3A (N=I4)	C3B (N=28)	Total (N=139)
Alanine Aminotransferase Increased	0	0	0	1 (1.89%)	2 (5.26%)	0	2 (7.14%)	5 (3.60%)
Hypertension	0	0	0	4 (7.55%)	0	0	1 (3.57%)	5 (3.60%)
Gamma-glutamyltranferase Increased	0	0	0	2 (3.77%)	1 (2.63%)	0	1 (3.57%)	4 (2.88%)
Aspartate Aminotransferase Increased	0	0	0	1 (1.89%)	2 (5.26%)	0	0	3 (2.16%)
Dyspnoea	0	0	0	3 (5.66%)	0	0	0	3 (2.16%)
Amylase Increased	0	0	0	1 (1.89%)	1 (2.63%)	0	0	2 (1.44%)
Blood Bilirubin Increased	1 (33.33%)	0	0	1 (1.89%)	0	0	0	2 (1.44%)
Colitis	0	0	0	2 (3.77%)	0	0	0	2 (1.44%)
Cytokine Release Syndrome	0	0	0	0	0	0	2 (7.14%)	2 (1.44%)
Diarrhoea	0	0	0	2 (3.77%)	0	0	0	2 (1.44%)
Fatigue	0	0	0	1 (1.89%)	0	1 (7.14%)	0	2 (1.44%)
Hyperglycaernia	0	0	0	1 (1.89%)	0	0	1 (3.57%)	2 (1.44%)
Lipase Increased	0	0	0	1 (1.89%)	1 (2.63%)	0	0	2 (1.44%)
Pyrexia	0	0	0	0	1 (2.63%)	1 (7.14%)	0	2 (1.44%)

Abbreviations: C = cohort, DL = dose level, N = number of subjects enrolled, SAE= serious adverse event: TEAE = treatment-emergent adverse event

[a] Regardless of the relatedness to nivolumab

[b] All 3 subjects from DL3 from phase 1b were also included in phase 2 C1 (1) and C2 (2)

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Patients with Melanoma Who Do Not Respond or Stop Responding to Immune Checkpoint Inhibitors (ICIs) Are a Rapidly Growing Population Where Sotigalimab Has Shown Response

- Majority of metastatic melanoma patients get treated frontline (1L) with an anti-PD1 and/or anti-CTLA-4 agent resulting in a ***growing ICI refractory population starting as early as 2L***
  - 60–70% of patients do not experience an objective response to anti-PD1 therapy[1]
  - Of those who respond, 20–30% demonstrate eventual tumor relapse[1]
  - There are an estimated 9,000+ patients in the U.S. with 2L+(PD1 refractory) melanoma[2]
- No approved standard of care exists for patients who have failed both PD1 and CTLA4 therapy, a population that is rapidly growing and difficult to treat



Treatment Paradigm
Metastatic Melanoma Patient
BRAF Testing
BRAFwt
BRAFmt
1L
PD-1 Mono
PD-1 + CTLA-4 Combo
Opduolag
BRAFi + MEKi +/- Atezo (BRAFmt only)
ICI Mono / Combo
2L
PD-1 Mono / Combo
Ipilimumab Mono
Chemotherapy
BRAFi + MEKi +/- Atezo (BRAFmt only)
3L
Clinical Trials
Chemotherapy
addressable
ICI refractory population

*Treatment paradigm reflects US population
[2]Cancer MPact TE Melanoma 2021, Globaldata, SEER
[1]Bagchi et al., Annual review of pathology, 16, 223–249 (2021)
Figure source: NCCN guidelines, PI for all agents and GlobalData

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All STS subtypes1 (n=20) Sotigalimab-Doxorubicin Demonstrates Robust Responses and Encouraging Tolerability Profile Across STS Subtypes 1All subtypes excluding Kaposi sarcoma (KS) and gastroesophageal intestinal stromal tumor (GIST) plus 10 patients each with LPS, LMS or MFS/undifferentiated pleomorphic sarcoma (UPS) 2One of 10 patients remains unclassified STS: soft tissue sarcoma DDLPS: dedifferentiated liposarcoma Potential to significantly improve median progression-free survival (mPFS) in patients with LPS 4 PDs (20%) Time from Baseline Assessment (Months) Change in Tumor Size (%) 12 SDs (60%) 4 PRs (20%) 0 6 12 18 24 Time from Baseline Assessment (Months) Change in Target Lesions from Baseline (%) PR DoR: 1.3-11 months SD DoR: 1.4-23.4 months DDLPS2 sub-analysis (n=10) mPFS: 12.45 months (historically 2-5 months on dox alone) PR SD PD SD, Ongoing response SD, Withdrew to go to Surgery Data snapshot as of Sept/Oct 2022 Data snapshot from Jan 2022: N=20 enrolled and evaluable

Sarcoma Has Seen Few Novel Advancements and Patients Need Improved Treatments with Fewer Side Effects

Single agent doxorubicin remains SOC despite dose-limiting cardiac toxicity

- Incidence of liposarcoma in the U.S. is ~3k[1]
- Of the 4 major LPS subtypes, dedifferentiated (DD) LPS is difficult to treat and represents great unmet need
  - Response rate to chemotherapy in patients with DDLPS/well-differentiated (WD) LPS is ~11–24%[2]
  - Metastases can be observed in 20–30% of cases and typically develop in the lungs, which is associated with poor outcomes[3]
  - Most therapies are chemo-based with significant side effects and clinically poor mPFS (2-5 months)
- As patients progress, survival rapidly declines, highlighting the need for greatest impact at the earliest line of therapy


LPS Histological Variants
10%
5%
10%
45%
30%
WDLPS
Myxoid
Round Cell >5%
Pleomorphic
DDLPS

PYXIS ONCOLOGY

[1]Kim, et al., BMC Cancer 9, 205 (2009)
[2]Chamberlain et al., *Future oncology*, *17*(20), 2659–2670 (2021)
[3]Resag et al., Cancers, 14(19), 4578 (2022)

*Pyxis Oncology Internal Data
Pie Chart Source: Rizer, M et al, *Skeletal Radiol,* 45, 1193–1204

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Sotigalimab Demonstrated Strong Activity, Durable Responses, and Encouraging Tolerability Profile Across Multiple Difficult-to-Treat Tumor Types Cumulative clinical data highlight sotigalimab franchise potential Sotigalimab in Melanoma Demonstrated rapid, deep and durable responses in difficult-to-treat population Evidence supporting its potential to rescue lack of IO responsiveness Opportunity to address a growing population of patients with limited treatment options Sotigalimab in LPS Demonstrated durable activity across multiple STS subtypes Potential to significantly improve mPFS in LPS patients Opportunity to provide an innovative treatment to patients with limited treatment options and implement a faster to patient approach Sotigalimab Across Multiple Tumor Types Powerful mechanism that can synergize with multiple classes of therapeutics Tolerability profile ideal for combination treatment regimens Opportunity to partner to drive development in additional indications

Immuno-oncology (IO); Antibody-Drug Conjugate (ADC) Multi-modality portfolio with broad potential Program Class Potential Indications Discovery Preclinical Phase 1 Phase 2 Phase 3 Next Milestone Sotigalimab (CD40 agonist) IO melanoma Begin Phase 2 dose-finding study in 2L melanoma in 2024  Dedifferentiated liposarcoma (DDLPS) data anticipated in 2023 liposarcoma (LPS) PYX-201 (anti-EDB) ADC e.g., breast, head and neck, lung, and thyroid cancer Preliminary data in early 2024 PYX-106 (anti-siglec-15) IO e.g., bladder, cholangio-carcinoma, colorectal, and kidney cancer First subject dosing 2Q23 Internal Discovery ADC solid and heme tumors Orphan Drug Designation (ODD) received for PYX-201 in pancreatic cancer and sotigalimab in soft tissue sarcoma Post-close Pipeline Focuses on Multiple Difficult-to-Treat Tumors

Pyxis Oncology Executive Team to Lead Combined Entity

Xiaodong Yang, CEO of Apexigen to support R&D transition at business combination closing



Lara Sullivan, MD

CEO

SpringWorks Therapeutics

Pfizer



Pam Connealy, MBA

CFO & COO

Immunovant

Genentech – A member of the Roche Group



Xiaodong Yang, MD, PhD

Founder & CEO, Apexigen
Supporting R&D Transition

Apexigen

Abgenix



Charlie Gombar, PhD

SVP, Portfolio &
Project Management

endo Pharmaceuticals

Wyeth



Martina Molsbergen

CBO (Interim)

C14 Consulting Group – For the business of life sciences

absci



Jan Pinkas, PhD

CSO

ImmunoGen

AMGEN



Balu Balasubramanian, PhD

CTO (Interim)

Bristol Myers Squibb™

Xcell Strategic Consulting

Pyxis Oncology has strategically formulated a diverse leadership team with a proven track record of success, that strongly positions the organization to deliver meaningful impact to the industry and clinical oncology landscape.

PYXIS ONCOLOGY

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Pyxis Oncology Organization with Proven Drug Development Experience 152 Total prior drug approvals/  launches 64 Prior Oncology drug  approvals/launches 232 Number of prior biotech/ pharma companies >104 Decades of biotech/ pharma experience Onboarding Survey of Pyxis Oncology employees Pharma-trained, Biotech-seasoned Significant Industry Contributions

Current Cash Runway Provides Meaningful Mid- to Near-Term Catalysts DATA Poster presentation of Phase 2 sotiga data in advanced soft tissue sarcoma at upcoming ASCO  Preliminary data expected in late 2023 / early 2024 for PYX-201 and PYX-106 CLINICAL PYX-201 planned expansion cohort initiation in 2Q23 PYX-106 first subject, first dose in 2Q23 PYX-106 planned expansion cohort initiation in 3Q23 UPCOMING PRESENTATIONS June: Jefferies Healthcare Conference presentation and 1x1s August: BTIG 7th Annual Global Biotechnology Conference September: Wells Fargo Healthcare Conference September: H.C. Wainwright 25th Annual Global Investment Conference Acquisition of Apexigen Anticipated to Close Mid-2023

Q&A

Thank you

Appendix

Sotigalimab vs. Other Advanced Clinical Stage CD40 Agonists (Not Exhaustive)

	Apexigen	Celldex	Roche	AbbVie	Seagen	BioNTech	Alligator Bioscience	Eucure
	sotigalimab[1]	**CDX-1140[2]**	**selicrelumab[3]**	**ABBV-927[1]**	**SEA-CD40[4] dacetuzumab**	**BNT-312[5] (GEN1042)**	**mitazalimab[1] ADC-1013**	**YH003[6] (Biocytogen)**
Format	IgG1 humanized mAB	IgG2 fully human mAB	IgG2 fully human mAB	IgG1	IgG1	DuoBody-CD40x4-1BB	IgG1	IgG2 humanized mAB
Fc engineering	Modified to eliminate ADCC (S267E): Reduced FcgRIIIa binding	No	No	Modified to eliminate ADCC (V273Y): Reduced FcgRIIIa binding	Modified to increase ADCC (afucosylated): Increased FcgRIIIa binding	Modified to eliminate binding to Fcg receptors	No	
CD40 epitope	Competes with CD40L (binds cysteine-rich domain 2 [CRD2])	CRD1; not competing with CD40L	CRD1; not competing with CD40L	CRD1; not competing with CD40L	CRD1; not competing with CD40L	Not known	CRD1; not competing with CD40L	CRD1; not competing with CD40L
Requires cross-linking	Yes	No	No	Yes	Yes	No	Yes	
FcγR dependent	Yes (FcgIIbR)	No	No	Yes (FcgIIbR)	yes	No	Yes	
In-vitro activity	High	Weak	High		High	High	High	
In-vivo activity	No binding to mouse CD40	Yes	Yes, not tolerated		Yes	Yes, crosslinks CD40-expressing APC with 4-1BB-expressing T cells	Yes	
Development status	Phase 2	Ph 2 (De-prioritized by company		Phase 2		Phase 1/2		Phase 2

Sources: 1. Smith, Karin, et al,Expert Opinion on Biological Therapy 21.12 (2021): 1635-1646; 2. Vitale, Laura A., et al. Cancer Immunology, Immunotherapy 68 (2019): 233-245; 3. Djureinovic, et al, Cancers 13.6 (2021): 1302; 4. Gardai, Shyra J., et al. Cancer Research 75.15_Supplement (2015): 2472-2472.; 5. Muik, Alexander, et al. Cancer Research 81.13_Supplement (2021): 1846-1846; 6. Coward, Jermaine, et al. (2022): 2603-2603.

ONCOLOGY
23

PYX-201 Roadmap: Focus on Select EDB-FN Tumors Susceptible to Next-Generation Microtubule Inhibition



FDA IND approval, Nov '22
Ph 1 initiation, Q1 '23
First subject dosing Q1 '23
Dose escalation completion, Q1 '24
Ph 1 expansion into select tumors
2022
2023
2024
Preliminary data, including biomarker results and potential signs of early clinical activity
Early biomarker data for subject selection



Preclinical Evidence
Early Clinical Evaluation
Translational Exploration

Synergizing Translational Research with Clinical Evidence to Enhance:

- Indication Selection: Utilizing a deep dive approach of evaluating tumor profiles to tubulin inhibitor sensitivity to select across a range of indications based on EDB-FN expression – early focus on low incidence and highly underserved tumors for rapid PoC generation
- Subject Selection: Robust biomarker strategy and early biopsy analysis to confirm preclinical data suggesting correlation of high EDB-FN expression to response and appropriate subject selection
- Label Expansion: Repurposing PoC and early indication data to expand subject reach in more prevalent cancers

PYXIS ONCOLOGY

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PYX-201-101 Study Overview

First-in-Human, Open-label, Multicenter Study Evaluating PYX-201 in Subjects with Advanced Solid Tumors

Select Tumor Types

- Thyroid Cancer
- HNSCC
- Ovarian Cancer
- Soft Tissue Sarcoma
- NSCLC
- PDAC
- HR+ Breast Cancer
- TNBC
- HCC
- Renal Cancer

Dose Escalation

- Evaluate safety, tolerability and pharmacokinetics of PYX-201
- Determine maximum tolerated dose (MTD) using Bayesian optimal interval (BOIN) design

Analysis

- Regular follow-ups
- Analysis of paired biopsies from a subset of subjects pre/post treatment

Expansion*

- Phase 1 expansion cohort in select tumor types

Objectives:

- Determine recommended dose(s) of PYX-201
- Evaluate safety and tolerability
- Characterize the pharmacokinetic profile
- Evaluate ORR, DOR, DCR, PFS, and OS
- Evaluate immunogenicity of PYX-201

PYXIS ONCOLOGY

NSCLC: Non-small cell lung cancer; HNSCC: head and neck squamous cell carcinomas; PDAC: Pancreatic ductal adenocarcinoma; TNBC: Triple negative breast cancer.
* The expansion phase will be triggered by a protocol amendment. The indications, dosing schedules, and assessment timepoints planned for the expansion phase will be determined based on clinical safety, efficacy, biomarker, and pharmacokinetic (PK) data obtained during the dose escalation phase.

25

PYX-106 Roadmap: Focus on a "Faster to Patient" Approach

Innovating through applied learnings, translational explorations and symbiosis between research and development



FDA IND approval,
Nov '22
Ph 1 initiation,
Q1 '23
First subject dosing
Q2 '23
Dose escalation likely
completion, Q4 '23
Ph 1 expansion
into select tumors
2022
2023
2024
Preliminary data, including
biomarker results and potential
signs of early clinical activity
Early biomarker data for
potential subject selection



Preclinical
Evidence
Early Clinical
Evaluation
Translational
Exploration

Synergizing Translational Research with Clinical Evidence to Enhance:

- Indication Identification: PoC generating/lean/fast to market high unmet need cancers that may respond to anti-Siglec-15 therapy
- Subject Selection: Robust biomarker strategy to better characterize target expression in tumor cells and macrophages and the immune landscape to identify subject segments likely to derive the most benefit from therapy
- Label Expansion: Repurposing PoC and early indication data to expand subject reach in more prevalent cancers
- Combination Strategy: Expand subject response and impact through additive efficacy

PYXIS ONCOLOGY

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PYX-106-101 Study Overview

First-in-Human, Open-label, Multicenter Study Evaluating PYX-106 in Subjects with Advanced Solid Tumors

Select Tumor Types

- Thyroid Cancer
- HR+ Breast Cancer
- NSCLC
- Endomet. Carcinoma
- Kidney Cancer
- Cholangio-carcinoma
- HNSCC
- Bladder Carcinoma
- Colorectal Carcinoma

Part 1:Dose Escalation

- Evaluate safety, tolerability and pharmacokinetics of PYX-106
- Determine maximum tolerated dose (MTD) using Bayesian optimal interval (BOIN) design

Analysis

- Regular follow-ups
- Analysis of paired biopsies from a subset of subjects pre/post treatment

Part 2: Expansion*

- Phase 1 expansion cohort in select tumor types

Objectives:

- Determine the recommended dose for Part 2
- Evaluate safety and tolerability
- Characterize the pharmacokinetic profile
- Evaluate ORR, DOR, DCR, PFS, and OS
- Evaluate immunogenicity of PYX-106

PYXIS ONCOLOGY

* The expansion phase will be triggered by a protocol amendment. The indications, dosing schedules, and assessment timepoints planned for the expansion phase will be determined based on clinical safety, efficacy, biomarker, and pharmacokinetic (PK) data obtained during the dose escalation phase.

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